Exhibit 5.1

Suite 3400 Houston, TX 77002-2730 United States of America
Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America

T: +1 212 506 2500 F: +1 212 262 1910

www.mayerbrown.com
May 5, 2026

Battalion Oil Corporation 820 Gessner Road Suite 1100 Houston, Texas 77024

Re:Registration Statement on Form S-3 (File No. 333-295024)

Ladies and Gentlemen:

We have acted as special counsel to Battalion Oil Corporation, a Delaware corporation (the “Company”), in connection with the sale through Roth Capital Partners, LLC as sales agent (the “Sales Agent”), from time to time by the Company of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $150,000,000 (the “Shares”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-295024) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the base prospectus, dated April 29, 2026 (the “Base Prospectus”), a related prospectus supplement filed with the Commission on the date hereof pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and the Sales Agreement, dated May 5, 2026, by and between the Company and the Sales Agent (the “Sales Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, agreements and other instruments, and have made such other investigations, as we have deemed relevant and necessary for purposes of the opinions hereinafter set forth. As to questions of fact material to this opinion letter, we have relied upon certificates or comparable documents of public officials and upon oral or written statements and representations of officers and representatives of the Company. We also examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Ninth Restated Articles of Incorporation of the Company, as amended through the date hereof (the “Certificate”); (ii) the Seventh Amended and Restated Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares; (iv) the Registration Statement; (v) the Prospectus; and (vi) an executed copy of the Sales Agreement.

In connection with this opinion, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of documents executed by parties other than the Company, we have assumed that each other party has the power and authority to execute and deliver, and to perform and observe the provisions of, such documents and has duly authorized, executed and delivered such documents,

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales),
Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP
Battalion Oil Corporation
May 5, 2026
Page 2

and that such documents constitute the legal, valid and binding obligations of each such party. We also have assumed the integrity and completeness of the minute books of the Company presented to us for examination.

Upon the completion of all Corporate Proceedings (as defined below), when the Shares are duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, upon issuance, delivery and payment therefor in an amount not less than the par value thereof and in accordance with the terms of the Sales Agreement, the Shares to be issued and sold by the Company pursuant to the Sales Agreement will be duly authorized by all necessary corporate action of the Company and such Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Delaware General Corporation Law (the “DGCL”); (ii) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Certificate; and (iii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the board of directors (the “Board”) of the Company or one or more committees thereof established by the Board or other person or body designated by the Board having the authority to issue and sell Shares pursuant to the Sales Agreement in accordance with the DGCL, the Certificate and the Bylaws of the Company and certain resolutions of the Board and one or more committees thereof (with such approvals referred to herein as the “Corporate Proceedings”) prior to issuance thereof.

Our opinion set forth above is limited to the General Corporation Law of the State of Delaware, and we express no opinion concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on or about May 5, 2026, which will be incorporated by reference in the Registration Statement, and to the reference to our firm in the Registration Statement and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP

DSB/GAZ/CMN